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                                                                    EXHIBIT 99.1

             [LETTERHEAD OF HOUSE OF FABRICS, INC./SO-FRO FABRICS]

                                   Contact: Sitrick and Company Inc.
                                            Sandra Sternberg
                                            Rivian Bell
                                            310-788-2850
For Immediate Release
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              HOUSE OF FABRICS PLAN OF REORGANIZATION CONFIRMED;
          COMPANY SET TO EMERGE FROM BANKRUPTCY AS SMALLER, STRONGER
                             CHAIN WITH LESS DEBT

     Sherman Oaks, Calif. -- July 10, 1996 -- House of Fabrics, Inc. (HF) today announced that the Bankruptcy Court in Los Angeles has confirmed its joint plan of reorganization. Confirmation of the plan clears the way for the reorganized House of Fabrics to emerge from bankruptcy, which the company expects will occur on or about July 31, 1996.

     As part of the plan, the Court approved the company's request to reduce to
5.1 million the total number of shares to be issued to creditors and equity holders on the effective date of the plan. In a previous announcement, the company said that it had asked to reduce the number of shares issued in order to increase the price of each share of common stock, thereby attempting to satisfy certain of the requirements to allow the company's stock to trade on a recognized exchange or the NASDAQ National Market System.

     "House of Fabrics is now free to move ahead with a restructured balance sheet and an improved cost structure," said Gary L. Larkins, president and chief executive officer. "The new House of Fabrics is a smaller company, but one that is considerably stronger than it has been in many years. We are confident that the company will be able to operate at reduced levels of

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revenue because of the reductions in overhead and debt which have been achieved over the past 20 months.

     "While this marks the end of the restructuring process, we will continue to implement plans to reduce costs and enhance revenues. For instance, we are in the process of expanding the point-of-sale (POS) systems in our stores; implementing a new integrated management information system; and refining and improving our merchandise mix as we continue to move forward."

     Confirmation followed the acceptance of the plan by the requisite number of creditor classes. The plan had been endorsed by the company's secured lenders, led by Bank of America as agent, and the official committees representing the unsecured creditors and equity holders.

     House of Fabrics' plan of reorganization provides for a discounted payment of $76.5 million in cash and the cash repayment of borrowings against its debtor-in-possession (DIP) financing to the bank group, plus five (5) percent of the stock in the reorganized House of Fabrics. Unsecured creditors will receive 93 percent of the stock in the reorganized company, to be distributed on the effective date of the plan. Existing shareholders will receive two (2) percent of the stock in the reorganized company, as well as warrants to purchase additional shares.

     Since filing to reorganize 20 months ago, House of Fabrics has:

     .Closed more than 200 under-performing stores;

     .Reduced debt levels from $127 million at the time of the filing to approximately $50 million on the effective date of the plan;

     .Secured a new, three-year, $60 million credit facility with The CIT Group;

     .Disposed of surplus real estate assets;

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           .Closed the Mauldin, S.C., warehouse and outsourced distribution through third parties for a one-time inventory reduction of approximately $20 million plus ongoing operating cost reductions;

           .Strengthened management through the addition of experienced operations, financial and merchandising executives; and

           .Reduced general and administrative expenses from $37.1 million to $21 million during the past two years, with an additional $5.0 million in reductions anticipated during fiscal year 1997.

           Once the plan becomes effective, there will be three additions to the newly reorganized company's board of directors. Carl C. Gregory III, chairman and chief executive officer of MIP Properties, Inc.; John E. Labbett, executive vice president and chief financial officer of House of Fabrics; and Allison L. May, past president and general manager of Patagonia Inc. have been named to the board. Current members of the board who will remain are: Gary L. Larkins, president and chief executive officer of House of Fabrics; R.N. Hankin, founder, senior partner and chief executive officer of Hankin & Co.;
  H. Michael Hecht, president of Dickson Trading (North America) Inc.; and Mitchell G. Lynn, president and chief executive officer of Combined Resources International. The latter three independent members of the Board were appointed in 1995.

           House of Fabrics operates 269 company-owned House of Fabrics, Sofro Fabrics, Fabricland and Fabric King retail fabric and craft stores in 34 states and employs approximately 7,000 people. The company and its subsidiaries filed to restructure under Chapter 11 on November 2, 1994.

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